Exhibit 4.82
Translation of Mobile Value-added Service Cooperation Agreement
Mobile Value-added Service Cooperation Agreement
China United Telecommunications Corporation
Master Contract No.: CUVAS-A2006-0050
Party A: China United Telecommunications Corporation
Party B: Beijing Hengjiweiye Electronic Commerce Co., Ltd.
Date: [ ],[ ] 2007

CONTENTS

PREAMBLE	3
CHAPTER 1 RECITALS	3
CHAPTER 2 DEFINITIONS	4
CHAPTER 3 WAYS OF COOPERATION	5
CHAPTER 4 RIGHTS AND OBLIGATIONS OF PARTIES	5
CHAPTER 5 MANAGEMENT MECHANISM	9
CHAPTER 6 WORK INTERFACE AND MAINTENANCE COOPERATIVE SERVICES	13
CHAPTER 7 CREDIT RATING SYSTEM	15
CHAPTER 8 COMPLAINT AND BREACH RESOLUTION	17
CHAPTER 9 CLIENT SERVICE	25
CHAPTER 10 BILLING, SETTLEMENT AND COLLECTION	27
CHAPTER 11 INTELLECTUAL PROPERTIES	31
CHAPTER 12 MODIFICATION OR TERMINATION OF AGREEMENT	32
CHAPTER 13 CONFIDENTIALITY	34
CHAPTER 14 FORCE MAJEURE	35
CHAPTER 15 GOVERNING LAW AND DISPUTE RESOLUTION	36
CHAPTER 16 MISCELLANEOUS	36

SIGNATURE PAGE	38

ANNEX I DEFINITIONS	39
ANNEX II LIST OF ACTS IN BREACH	43
ANNEX III CREDIT RATING	52
ANNEX IV SCHEDULE OF PROFIT DISTRIBUTION PERCENTAGES	53

PREAMBLE
1.	This Cooperation Agreement (hereinafter referred to as this “Agreement”) is entered into as of [ ],[ ] 2007 in Beijing by and between the following Parties (individually referred to as a “Party” and collectively the “Parties”):
China United Telecommunications Corporation (hereinafter referred to as “Party A”), is a company duly incorporated and validly existing under the laws of the People’s Republic of China (“PRC”), with the registered office at A-133 Xidan North Street, Xicheng District, Beijing, PRC. Its legal representative is Chang Xiaobing;
Beijing Hengjiweiye Electronic Commerce Co., Ltd. (hereinafter referred to as “Party B”), is a company duly incorporated and validly existing under the laws of PRC, with the registered office at 15/F, Tower B, Gateway Plaza, No.18 Xia Guang Li, North Road, East Third Ring Chaoyang District, Beijing, PRC. Its legal representative is Xiaoqing Guo.
2.	Scope of application: For purpose of convenience in writing, this Agreement consists of the Body Text (“Text”) and Annexes (“Annexes”). Each of the Text and the Annexes is an integral part of this Agreement.

3.	The Text hereof, the Annexes and any amendments and supplements hereto shall be provided by Party A, and shall take effect in accordance with the terms and/or procedures as agreed by the Parties after consultations.

4.	If the Parties intend to cooperate in the provision of any other Value-added Services (hereinafter “New Value-added Service”) in addition to those as set forth hereunder in future, the Parties may, through amicable consultations, either enter into a separate agreement in connection with the New Value-added Service (the text thereof to be provided by Party A) or incorporate such New Value-added Service into this Agreement and implement the same in accordance herewith.
CHAPTER 1 RECITALS
WHEREAS:
1.1	Party A is a telecommunication operator approved by the competent authorities of information industry under the State Council of PRC to provide the customers nationwide with basic telecom services and value-added telecom services, with its own telecom infrastructure network, Value-added Service Platform, service distribution system, and vast customer base. Party A has the full authority to execute and perform this Agreement.
1.2	Party B is a service provider (SP) that lawfully provides Mobile Value-added Services. It is qualified to operate the cooperation services hereunder and has duly obtained the following certificates:

a.	Business License for Incorporated Enterprise No. 1102282169526(1-1);

b.	Operation License for Cross-region Telecom VAS No. B2-20040210;

c.	Operation and Maintenance License for VAS No. 10091305;

d.	Customer Service License for VAS No. HG2007003;; and

e.	Other qualification certificates evidencing Party B’s qualification and capacity to engage in the Value-added Services which Party B intends to operate together with Party A; and

f.	Any document, as acceptable to Party A, evidencing that Party B meets the required conditions of qualification and market entry and/or that Party B has passed relevant Testing.
1.3	Party B desires to provide Value-added Service through Party A’s Mobile Communication Network and Mobile Value-added Service Platform, and has the full authority to execute and perform this Agreement.

1.4	Party B has duly executed the Information Security Guarantee Letter, Anti-Corruption Guarantee and Responsible Letter or any other instrument of similar nature, and is willing to take any responsibilities in respect of information security in accordance with relevant laws and regulations.

1.5	The Parties have reached consensus on the principles of openness, innovation, cooperation, and win-win with respect to the cooperation in the development of Value-added Services and shall execute and perform this Agreement based on such principles.
THEREFORE, in consideration of the foregoing and in the principles of equality and mutual benefits, advantage sharing and efficiency, the Parties hereby reach this Agreement for the purpose of developing and flourishing Mobile Value-added Services and achieving a win-win relationship. The Parties shall, in light of the cooperation principle, exercise and perform in good faith their respective rights and obligations hereunder.
CHAPTER 2 DEFINITIONS
Unless separately defined herein or otherwise specified in writing by the Parties, all relevant terms of this Agreement shall have the meaning as set out in Annex I. Other relevant terms not expressly defined hereunder shall be construed in accordance with the laws, regulations, governmental rules, or policies of competent authorities of PRC, and to the extent that there is no explicit definition in such laws and regulations, shall be construed according to industry practices.

CHAPTER 3 WAYS OF COOPERATION
3.1	In this Agreement, Value-added Services (the “VAS”) shall refer to Party A’s mobile telecom network and various VAS platform, and Party B shall provide various Mobile VAS services to Party A’s mobile telecom network subscribers.

3.2	The Mobile Value-added Services include several broad categories as follows, i.e. Uni-Info, Uni-Wap, Uni-Voice, Uni-Mail, Uni-Magic, Uni-Tone, and Uni-Video, and other service categories which continue to be expanded as a result of innovations in technology and business.

3.3	Party A shall collect telecommunication fee from subscribers in return for providing mobile telecom network and various VAS platforms. Party B shall collect information service fee from subscribers in return for providing VAS services, and Party A will be responsible for billing and fee collection on behalf of Party B.

3.4	Party A shall collect certain fee from Party B for providing mobile telecom network, customer resources, connection service, and fee collection services. Such fee shall be collected based on the agreed divided percentage of information service fee between both Party A and Party B. Detailed fee collection method, distribution percentage, fee calculation, fee settlement, collection of information service fee on behalf of Party B, and other relevant content shall be conducted in accordance with Chapter 10 hereof.

3.5	Unless both Parties enter into a separate agreement, Party B shall acknowledge that Party A may amend the above VAS services provide and ways of cooperation as a result of developments in its business, and Party B shall assist Party A to complete the above amendments.

3.6	Both Party A and Party B shall be in compliance with the applicable laws, regulations and policies of the State concerning telecommunications and internet information in the event of a newly issue rules and regulation by the relevant State authority regulatory.
CHAPTER 4 RIGHTS AND OBLIGATIONS OF PARTIES
Rights and Obligations of Party A
4.1	Party A provide the network and user resources for a charge, and aslso connection services to Party B, and Party A will be responsible for billing and fee collection on behalf of Party B.

4.2	Party A shall have the right to cause Party B to abide with the industry rules and regulations, management method, quality control standard and (or) service standard in the event of Party A newly establish or amend the industry rules and regulations, management method, quality control standard and (or) service standard according to Party A’s business and market development situation.

4.3	Party A shall have the right to asses various business application of Party B, and reward Party B for any creative business, and (or) supervise Party B’s customer service quality according to Party B’s business development, credit rating and (or) any act of breach.

4.4	Party A shall be responsible for establishment and maintenance of the SP Service System to realize the communication between the Parties in connection with cooperation in the Value-added Services hereunder. Party A shall, according to the work process of the SP Service System, notify Party B of the user name and password (in which, Party B shall use such user name and password to log on the SP Service System). Party A will use the SP Service System to issue notices, policies and measures for business management and other information necessary to inform SP, and manage and promptly update the information in relation to the cooperation hereunder.

4.5	The information on contracts, settlements, complaints and default handling as generated by the SP Service System, including but not limited to issuance, reply, confirmation, and explanation in relation to data, exhibits, and schedules, etc., unless otherwise specified, shall be deemed to be evidence for communications between the Parties; and such information shall be effective as of the time it reaches Party B’s point of access to the SP Service System. Party B shall keep in proper condition the foregoing information on contracts, settlements, complaints and default handling as generated by the SP Service System. Party A may provide appropriate backup and inquiry system in the SP Service System, but shall not be responsible for maintaining or furnishing again the foregoing information.

4.6	Party A will assign a Corporate Code to Party B for use in identification of Party B in Party A’s billing and settlement system, Value-added Service Platform system and client service system. Party A shall ensure the stability of the Corporate Code assigned to Party B and acknowledge that such Corporate Code shall have the same effect as the name of Party B’s corporate entity with respect to identification of Party B in Party A’s system.

4.7	Party A will conduct a Testing of such service applied for by Party B provided that such service has been examined and approved, and will issue a written approval to Party B after such service has passed the Testing, or make acknowledgement in an appropriate manner in SP Service System. The time for formal activation of service shall be subject to the time when Party A formally activates billing of such service

4.8	Party B shall assist Party A on request for promptly resolving any disputes, arbitration and other litigations arising in connection with the contents and services that it provides to Party A.

4.9	In the event that Party A and (or) Party A’s affiliates serve as defendant or engage in the litigation, arbitration or other lawsuit of any client due to Party B’s business, in which any incur expenses (including without limitation, litigation fee, notary fee, inspection fee, legal fee, travel expenses, and etc.) shall be automatically deducted from the Information Service Fee as reimbursement to Party A in the subsequent settlements on the part of Party B. If the settled amount is insufficient for such deduction, Party A shall have the right to recover the remaining amount thereof.
Rights and Obligations of Party B
4.10	Party B will be responsible for the organization and provision of the contents, product development, the establishment and maintenance of the Value-added Service Platform, marketing and client service.

4.11	Party B shall strictly abide by the applicable regulations, management style, and other provision establish by Party A or other relevant business quality standard, operation and maintenance procedure, client service standards, and etc. which Party A may issue or amend from time to time.

4.12	“Organization and provision of contents” refers to the provision of specific services and/or contents of the customized Mobile Value-added Services. The organization and provision of contents by Party B shall be in compliance with the applicable laws, regulations and policies of the State concerning telecommunications and internet information, etc. and it shall be ensured that the services furnished by Party B shall not contravene the applicable laws, regulations and policies of the State, and no illegal information as set forth in the Information Security Guarantee Letter signed by Party B shall be transmitted through Party A’s systems. Any acts of Party B in breach of the foregoing provisions of this Clause shall be deemed to be substantial breach.

4.13	Party B shall use such user name and password to log on the SP Service System and operate pursuant to the instructions of such system so that the Parties will be able to communicate between each other in respect of cooperation in Value-added Services including applying for cooperation in Value-added Services, modifying corporate information online, obtaining confirmation by Party A’s Testing, etc. Party B shall correctly register in the SP Service System its accurate name, designated banks, accounts, contacts, client service information and shall ensure the authenticity and prompt updating of the foregoing information.

4.14	Party B shall keep in proper condition its user name and password to log on the SP Service System, and shall not allow any third party to use such user name and password. Party B shall be solely responsible for any damages to itself arising from the disclosure due to Party B’s reason of such user name and password to any third party or the employee without the need to know; it shall indemnify Party A or Subscribers for any damages to Party A or Subscribers as a result thereof.

4.15	If Party B intends to conduct additional Mobile Value-added Service, or alter the contents of existing services (subject to the applicable provisions of business management of Party A), Party B shall make valid application to Party A in writing or through Party A’s SP Service System, and submit certificates evidencing its qualification to conduct such service.

4.16	In connection with Party B intends to conduct additional Mobile Value-added Services, Party B shall also pass necessary technology testing. As from the date when the testing period begins, if any service application fails the testing required by Party A for one time for Party B’s reason, such service application shall be avoided, with the costs thereof to be borne solely by Party B. Party B shall resubmit a service application to Party A if it intends to proceed with the cooperation in the service for which such application was made..

4.17	During the term of this Agreement, Party B shall upon Party A’s request provide Party A with reports on the Subscriber development, Subscriber classification, Subscriber habits, business prospectus forecast, etc. and shall provide Subscriber information necessary for the administration of such services to ensure timely update of Party A’s Subscriber database.

4.18	Party B shall not promote in its content service and/or other services competitors of Party A that have identical and/or similar business scope as Party A, or make representations in favour of such competitors.

4.19	Party B shall not, by itself or together with other mobile terminal producers, embed services in the mobile terminals or UTK/STK, OTA cards without the prior written consent from Party A.

4.20	The organization and provision of contents by Party B shall be in compliance with the applicable laws, regulations and policies of the State concerning telecommunications and internet information, etc. and it shall be ensured that the services furnished by Party B shall not contravene the applicable laws, regulations and policies of the State, and no illegal information as set forth in the Information Security Guarantee Letter signed by Party B shall be transmitted through Party A’s systems. Any acts of Party B in breach of the foregoing provisions of this Clause shall be deemed to be substantial breach. In addition to being subject to the provisions of substantial breach herein, Party B shall be liable for any economic losses thereby incurred to Party A and/or Subscribers. In the event that the acts of Party B in breach of the foregoing provisions of this Clause have brought adverse social impact to Party A and/or Subscribers, Party B shall make a public announcement of its responsibilities in an appropriate manner, and eliminate such adverse effects by way of public apologies to Party A and/or the Subscribers, etc.

4.21	Before Party B provides by any method any Value-added Services to the Subscribers (or in the process of marketing and promotion of such services), Party B shall give full notice to the Subscribers about the content, method, billing (fees relating to information and communications) and other information of such services that the Subscribers need to know for their acceptance of such services and/or payment of Information Service Fee. Party B shall start to provide such services only to the extent that there is evidence that it has made the notice mentioned above and has obtained the confirmation and/or Customization from Subscribers acknowledging their acceptance of the Value-added Services.

4.22	Party B shall not cause the Subscribers to accept such Customization and collect corresponding fees from Subscribers by means of fraud, cajolery and other dishonest means or impose any unnecessary burdens to Subscribers as a result thereof.

4.23	Party B shall assume all the responsibilities arising from the provision of Mobile Value-added Service whatsoever to the Subscribers by any third party through the Maintenance Interface of Party B. Party A will not be held liable to the Subscribers or such third party for reason thereof.

4.24	In furnishing the Subscribers with the Value-added Services, Party B shall not do any act listed in Annex II “List of Acts in Breach”, or any act that may have negative impact on the interests of Party A and/or the Subscribers, or give support for any acts that may have negative impact on the interests of Party A and/or the Subscribers.
CHAPTER 5 MANAGEMENT MECHANISM
5.1	Party A shall approve Party B and its business market entry through assessments and other methods. Basic market entry conditions are as follows:

5.1.1	Party B has duly obtained legitimate certificates to provide Mobile Value-added Services, which include Business License for Incorporated Enterprise, Telecom Value-added Services Operation License for corresponding region, and other qualification certificate that meets the requirements of the Administrative Measures for Telecommunications Business Operating License (2002), or the Telecom License Measures implemented by the Ministry of Information Industry (“MII”).

5.1.2	Party B has favorable capabilities in terms of scale of company, content, technical resources, marketing channel, operational experience and etc.

5.1.3	Party B has Telecommunication operation and maintenance abilities, and meet the various requirements including host machine conditions, maintenance organization, security mechanism, daily maintenance, connection method, and other key requirements in Operation, Maintenance and Management Requirements of China Unicom VAS as follows:
1.	Operation and maintenance management: conditions of host machine, maintenance organization, and position set up, security mechanism, malfunction and alteration mechanism of system database, daily maintenance mechanism should meet the relevant requirements.

2.	connection method: Specific line, and Virtual Private Network (VPN) connection method;

3.	Key performance requirements: successful connection rate between Uni-info gateway and SP, revert time of WAP services, successful WAP site-visits rate, equipments capable of operating 7 X 24 hours, and etc. should meet the relevant requirements.

4.	China Unicom VAS Service Provider Operational and Maintenance Training Certificate: Mobile Value-added Service Cooperation require no less than three (3) person per company which has duly obtained training certificates as operational and maintenance staff, and should increase such technical staff amount in the event of expanding business.
5.1.4	Party B has a developed and effective client service system, and other relevant requirements under Chapter 9 hereof.

5.2	Party A shall adopt assessment and withdrawal mechanism on Party B and its business respectively.

5.2.1	Party A shall assess Party B. The assessment shall be applied according to the business development, client service quality, operational and maintenance quality, credit rating, and other relevant details of Party B. Such criteria shall meet the requirements of this Agreement and other measures establish by Party A, and this Agreement shall terminate in the event that Party B fails to meet such requirements. The assessment criteria and conditions which include without limitation are as follows:
1.	Received client service assessment resolve warnings for three (3) times in the aggregate within a quarter or rectification period is more than two (2) weeks;

2.	withdrawal of certain service which result in withdrawals of other services, and result in withdrawal of qualification.
5.2.2	Party A shall apply assessment on each business of Party B, and the assessment shall be applied based on the revenue, subscriber volume, maintenance quality, and other relevant criteria of the business of Party B. The detailed requirements shall meet the relevant management mechanism of Party A as set forth under the terms and conditions of this Agreement. Party A shall have the right to terminate this Agreement in the event that Party B fail to meet the criteria as agreed, in which the relevant criteria shall include without limitation as follows:

1.	In connection with Uni-Info, withdrawal mechanism shall be applied to SP which has handled at least 10,000 messages effectively and non-effectively terminated (MT) within a month for delivery-on-demand service, and at least 2,000 subscribers for subscription-based service; (the “effectively” herein shall refer to the use of the relevant service by a normal Subscriber in its own initiative through the normal process, which results in a bill);

2.	In connection with CDMA IX/ GPRS services, both services shall be deemed as supporting services, and shall not be included in the assessment of single business revenue.

3.	Assessment criteria for the operation and maintenance of business shall based on the China Unicom VAS Service Provider Operational and Maintenance Management Measures, and shall conduct assessment on the ‘success rate of connecting Party A’s Uni-Info Gateways to Party B’s servers’, ‘wireless application protocol (WAP) service response time’, ‘WAP site visit success rate’, and other business performances. Patry A shall adopt the Business Closedown procedure for services that fail to meet the requirements. Withdrawal mechanism shall be applied to services that received Business Closedown procedure notice for three (3) times in the aggregate or the rectification period is more than two (2) weeks;
5.2.3	The assessment and withdrawal with respect to Service Categories shall be conducted once every quarter.

5.2.4	In the event that Party B is to closedown the service after assessment upon notice, Party A shall withhold it acceptance of Party B’s application for qualification thereof within one (1) year. For service category which is to closedown upon notice, Party A shall withhold it acceptance of Party B’s application for new services under the service category thereof within one (1) year.

5.2.5	The Business Support Period for Party B or Party B’s new service shall be three months (three complete billing month after activation of new services), shall not participate in the above assessment and withdrawal.

5.3	Unless otherwise expressly agreed by the Parties, or with the prior consent from Party A, Party B shall not transfer the services conducted by it on a cooperative basis to any third party. Any transfer in breach of this Agreement shall be construed as a breach on the part of Party B, and Party B shall assume the consequential liability for breach.

5.4	In the event of occurrence of any change to Party B’s corporate nature (including Business License for Incorporated Enterprise and Operation License for Cross-region Telecom VAS), Party B shall settle any outstanding payments to party A, and shall only submit application to conduct relevant transfer procedure under no outstanding breach of terms and conditions under this Agreement.

5.5	The standard of transfer service fee in relations to the Value-added Services are as follows:
1.	In connection to the transfer of Uni-Info, and Uni-Voice 10159 service category, the transfer service fee shall be RMB 100,000 per service category;

2.	In connection to the transfer of other service category, the transfer service fee shall be RMB 50,000 per service category.
5.6	Party B shall guarantee that the third party transferee shall have the qualification and capacity no lower than those of Party B to engage in the Value-added Services hereunder, and shall meet the requirements for business transfer as set forth in the business standards and management measures of Party A and shall perform the obligations required for such transfer and deal with necessary procedures for such transfer.

5.7	The transferor or transferee of the transfer service as set forth above shall submit to Party A all relevant costs and expenses, including change and testing of relevant communication lines, changes of data, client service, and any other costs and expenses with respect thereto, for the support and assistance of Party A to the transferor or transferee.

5.8	Party A encourage, support Party B to create new services, and be responsible to establish and implement new services management mechanism. New services shall include without limitation:
1.	No similar services or application within the Internet, with brand new design, and special features; or

2.	content resources is of monopoly or rare nature, and is hard to modify or obtain within a short period; or

3.	Special, patented, created services or application which has own intellectual property rights
5.9	Party A shall confirm the above new services hereof through quarterly assessment.

5.10	In connection to the above new services, Party A shall apply green pathway services. Green Pathway shall means that all new services shall enjoy preferential service in submitting application, assessment, testing, connecting and etc. Party A shall also appoint a designated service manager to provide assistance and consultation for Party B to prepare materials for any new services. The service manager will also track, coordinate and revert any comments during the entire process.

5.11	Party A shall provide service promotion period for any new services for six (6) months, and shall open a designated spot within the new features column.

5.12	Party A shall provide Business support period for any new services for six (6) months, and during the Business support period, new services shall not participate in the assessment and withdrawal mechanism.

CHAPTER 6 WORK INTERFACE AND MAINTENANCE
6.1	During the term hereof, each of the Parties shall be solely responsible for maintenance of its own interface that is divided by Equipment Connection Point. The work and maintenance interface of each of the Parties are indicated in the diagram as follows:

SMS CENTER
GPRS
CDMA1X
SMS GATEWAY
BILLING SETTLEMENT
PARTY A INTERWEB
VPN, SPECIFIC LINE
CDMA OR GSM NETWORK
CUSTOMER SERVICE
SUBSCRIBER HANDPHONE
PARTY A MAINTENANCE SCOPE
IDC MACHINE ROOM
MAIN MACHINE ENTRUST METHOD (APPLICATION SERVER)
NON-MAIN MACHINE ENTRUST METHOD (APPLICATION SERVER)
MAINTENANCE SERVER AND DATA ROOM
SELF-ESTABLISHED MACHINE ROOM
PARTY B MAINTENANCE SCOPE

Illustration of Maintenance Interface of the Parties
6.2	Party A’s Maintenance Responsibilities

6.2.1	Party A shall contribute the software and hardware systems as necessary for its Mobile Communication Network and Value-added Service Platform.

6.2.2	Party A shall cooperate with Party B to connect Party A’s various Gateways or servers to the communication lines of Party B’s servers.

6.2.3	Party A shall be responsible for providing Party B with its standards for technology protocol and interface with respect to the Value-added Service.

6.2.4	Party A shall be responsible for maintaining the normal operation of network communication that are within the responsibility of Party A as shown in the diagram above, and assume responsibilities for network failures other than those attributable to Party B’s reasons. Party A shall have the right to restrict the transmission of any abnormal overloads of data or information which may affect the operation security of Party A’s network.

6.2.5	Party A shall have the right to control and adjust the Data Flow and Port of the Maintenance Interface that belongs to Party A, and notify Party B of the result thereof.

6.2.6	Party A shall have the right to conduct necessary testing and data statistics from time to time during the service operation period with respect to such services provided by Party B, and, based on the testing results, require Party B to carry out rectification in accordance with Party A’s Mobile Value-added Services management procedures.

6.2.7	Party A shall be responsible for providing Party B with the statistics of Data Flow with respect to Party B’s use of Communication Channels, and ensure the reliability and timeliness of such statistics.

6.2.8	Party A shall give a notice to Party B as soon as practicable prior to any transmission interruption caused by the debugging and maintenance of the Gateways or other network equipment or due to other foreseeable reasons, including specific reasons, time and period for interruption.

6.2.9	Party A shall ensure that Party B will be given notice within reasonable time upon the occurrence of any transmission interruption caused by problems with Gateways or other networks or any other unforeseeable reasons.

6.3	Party B’s Maintenance Responsibilities

6.3.1	Party B shall be solely responsible for the construction and maintenance of its own systems, including any work and cost involved in all the hardware equipment, system debugging, activation, and System Maintenance with respect to the performance of the Mobile Value-added Services hereunder in this Agreement.

6.3.2	Party B shall be responsible for the interconnection between Party B’s system and Party A’s various Gateways or servers, and shall be responsible for the application for, lease and maintenance of relevant communication lines, and any costs and expenses with respect thereto.

6.3.3	Party B shall ensure that no debugging, activation and maintenance of its system shall be conducted at Party A’s busy hours, and operations that might affect the Subscribers substantially shall be conducted at midnight such that the Subscribers’ use of the Mobile Value-added Services might be affected to a minimum extent. Party B shall ensure that normal functioning of Party A’s network will not be affected by the aforesaid operations, and shall assume any liability for any damages to Party A’s work arising therefrom.

6.3.4	Party B shall provide Party A with prior notice in writing or in other appropriate forms (e.g. through SP Service System) of the debugging, activation and modification of its system, and shall upon receipt of Party A’s confirmation notify the Subscribers of the same through effective ways such as mails, advertisement, or short message, etc. and shall ensure minimum impact upon the Subscribers.

6.3.5	Party B shall accept such adjustments on Data Flow as made by Party A in case of emergency to ensure the normal and stable conditions of various Value-added Services.

6.3.6	Party B shall, at its transmission of various data or information to Party A’s Communication Platform, ensure that the Data Flow will not cause any damage to the safe load of network. Party A shall have the right to restrict the transmission of any abnormal overloads of data or information with negative impact on the operation security of Party A’s network.

6.3.7	Party B shall provide 24-hour uninterrupted System Maintenance.
CHAPTER 7 CREDIT RATING SYSTEM
7.1	For the purpose of good faith cooperation between the Parties, Party B shall be evaluated in terms of credit rating and good faith according to Party B’s events of default, acts in breach of rules, Subscriber complaints, and cooperation on the services during the term hereof, and relevant provisions hereof and appropriate incentives or restrictions shall apply to Party B according to the results of such evaluation.

7.2	A scoring system for measuring the credit rating shall be adopted as follows:

Credit Rating	Credit Score	Responses	Policies of Incentives and Restrictions
Excellent	90<credit score<100	Development support	Include without limitation:
1. Eligible to apply for “Green Pathway” for services
2. Party A shall support the development of Party B by providing relevant subscriber data
3. Eligible to apply for WAP PUSH message or group short message according to the situation of services.
4. Grant appropriate incentives from time to time.

Good	75<credit score<90	Implement standard cooperation policies	N/A

Fair	60<credit score<75	Development restriction	1. Reduce profit distribution percentage by 5%; 2. Suspend the acceptance of applications for new businesses and Service Categories;

Unqualified	Below 60 points	Termination of cooperation	Terminate cooperation in all businesses.
Notes:
(1)	Regarding Credit Rating:
•	Credit Score is ‘zero (0)’ to ‘one hundred (100)’ points, and shall have a total four (4) ratings: ‘Excellent’, ‘Good’, ‘Fair’, and ‘Unqualified’.

•	For new SP beginners, credit score shall be ‘80’ points, and credit rating shall be ‘Good’
(2)	Development support shall refer to:
•	the friendly policies adopted by Party A for promoting cooperation with Party B, or facilitating Party B’s operation of the Value-added Services, which shall apply to Party B if applicable.

•	Normal cooperation shall refer to the terms of this Agreement that shall apply to the cooperation between the Parties and that the development support policy may not be applied to Party B unless otherwise expressly stated in writing;

•	Development restriction shall refer to the restriction policies adopted by Party A in order to restrict its cooperation with Party B to a certain extent, which shall apply to Party B if applicable.

•	Termination of cooperation shall refer to the termination of this Agreement. In the event that Party B gets a credit score below 59 points, Party A shall have the right to terminate this Agreement, and all the Value-added Services hereunder. In such case, Party A shall give a notice thereof to Party B in an appropriate manner, and make arrangements according to the provisions relating to termination herein.
7.4	During the term of this Agreement, prior to the fifteenth day of each month, Party A shall conduct a credit rating on all SPs and announce the credit scores to them. The factors in credit rating and methods for score increase and reduction are set out in Annex III hereto.
CHAPTER 8 COMPLAINT AND BREACH RESOLUTION
8.1	The Parties shall strictly observe the provisions of this Agreement, if either Party suffers any damage to its interests or the cooperation hereunder is unable to proceed due to the failure of the other Party to perform its obligations, warrants or undertakings hereunder, or the violation of its representations hereunder, then the other Party shall constitute a breach of this Agreement.

8.2	If any Party’s breach causes negative social impact or economic losses to the other Party, the non-defaulting Party shall have the right to hold the defaulting Party liable for such breach and require the defaulting Party to eliminate such impact and make corresponding compensations, and shall have the right to terminate this Agreement.

8.3	Any acts of Party B in breach of the terms of this Agreement and breach of the business standards shall be deemed as ‘Act of breach’. Other than the liabilities as set forth under this Chapter, in the event that Party B breach the business standards or relevant management measures or etc. of Party A, the act of Party B shall be deemed to be a breach of rules and shall hold responsible with the corresponding liabilities.

8.4	Party B shall be dealt with in accordance with the provisions regarding “breach of Rules” in the aforesaid standards or measures, including but not limited to Service Screening for services in breach of rules, and reduction in credit rating, by Party A. If there is any discrepancy between the provisions of this Agreement and those of the aforesaid standards or measures with respect to any acts in breach of contract or rules, the provisions of this Agreement shall prevail.

8.5	Party A shall adopt Service Screening to the relevant services provided by Party B based on subscriber complaints. The Service Screening shall be issue to Party B through the SP service system.

8.5.1	Service Screening due to acts in breach of contract or rules, and conditions: Service Screening shall be conducted based on the evidence of any acts in breach of contract or rules. Upon Service Screening, Party A will then dealt the matter as acts in breach. Acts in breach include without limitation:

•	Provide contents which contain vulgar, explicit information, which violates the relevant State regulations;
•	Provide illegal contents, including contents containing conservative and superstitious, gambling, illegal drugs, criminal organization, guns, and etc;
•	Provide contents containing information in violation of the relevant national security laws;
•	Forcibly or discreetly send PUSH information, messages to multiple receivers or voice outbound without Party A’s consent through techniques including frauds, and etc;
•	Send PUSH information, messages to multiple receivers or voice outbound without Party A’s consent through techniques including frauds, and default subscriber default or charge subscribers;
•	Call (10159) non-subscribers without the customer’s consent and illegally charge information fee of the non-subscribers.
8.5.2	Group Messages Service Screening: Party A shall apply Service Screening to the relevant services according to complaints received from subscriber for receiving any vulgar short messages that contains promotional value-added services (such as IVR services). Service Screening period shall be of two (2) weeks in the event that customer complaints on certain services reach more than two hundred (200) complaints within one (1) month. After expiration of the screening period, Party A will cancel the screen and restore the service in the event that there are no more complaints from customers. In the event that there are still such complaints from customers during the screening period or after restoring the service, the service in breach shall be closed down through procedures as set forth above.

8.5.3	The Screening method is as follows:

Service Category		Screening Method
	MyUni	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)
Uni-Info	On-Demand	Subscriber unable to use service if service code fails to pass assessment
	Monthly Subscription	While maintaining the customization of Subscribers, the billing rate shall be set at zero.
	Uni-Tone	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)
	Uni-Video	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)
	BREW	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)
	Uni-JA	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)
	MMS	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)
	Uni-Mail	Screen Service (service subscriber will receive service; non-service subscribers unable to receive service)

8.6	Party A defines the events of default of Party B’s acts in breach into six (6) classes (Minor Class A, Minor Class B, Major Class A, Major Class B, Material Breach Class A, Material Breach Class B), warnings, and termination of fee settlements. Detailed acts in breach as set forth under ‘List of Acts in Breach’.

8.7	In the event of acts in breach of Party B, Party A shall conduct the corresponding breach resolution to Party B, in addition to apply the ‘Credit Rating System’ under Chapter 6. Detail resolution shall be as follows:

Minor Class A default: There will be a 30-day rectification period after Party A has sent the notice of default to Party B, during which period Party A shall screen such services in breach and withhold its acceptance of Party B’s application for new services under the service category thereof. For 10159 services including, Uni-Info and Uni-Voice, at provincial level, Party A shall closedown service in breach. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; if the result of rectification is unsatisfactory, the service in breach shall be closed down, and Party B shall continue with its rectification until the result thereof is satisfactory and Party A will restore its acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and a liquidated damages shall be paid at 10% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB5,000, it shall be collected at RMB5,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.

Minor Class B default: There will be a 30-day rectification period after Party A has sent the notice of breach to Party B, during which period it will withhold its acceptance of Party B’s application for new services under the service category thereof. For 10159 services including, Uni-Info and Uni-Voice, at provincial level, Party A shall closedown service in breach. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be paid at 30% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB5,000, it shall be collected at RMB5,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.

Major Class A default: In connection with on-demand service category, Party A shall apply closedown of the service in breach; In connection with monthly subscription service category, Party A shall apply termination of cooperation on the service in breach; There will be a 60-day rectification period after Party A has sent the notice of breach to Party B, during which period it will withhold its acceptance of Party B’s application for new services under the service category thereof. For 10159 services including, Uni-Info and Uni-Voice, at provincial level, Party A shall closedown service in breach. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be paid at 30% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB10,000, it shall be collected at RMB10,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.
Major Class B default: In connection with on-demand service category, Party A shall apply closedown of the service in breach; In connection with monthly subscription service category, Party A shall apply termination of cooperation on the service in breach; There will be a 60-day rectification period after Party A has sent the notice of breach to Party B, during which period it will withhold its acceptance of Party B’s application for new services under the service category thereof. For 10159 services including, Uni-Info and Uni-Voice, at provincial level, Party A shall closedown service in breach. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be paid at 50% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB10,000, it shall be collected at RMB10,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.
Material Breach Class A default: In connection with on-demand service category, Party A shall apply closedown of the service in breach; In connection with monthly subscription service category, Party A shall apply termination of cooperation on the service in breach; There will be a 60-day rectification period after Party A has sent the notice of breach to Party B, during which period it will withhold its acceptance of Party B’s application for new services under the service category thereof. For 10159 services including, Uni-Info and Uni-Voice, at provincial level, Party A shall closedown service in breach. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be paid at 80% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB10,000, it shall be collected at RMB10,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.

Material Breach Class B default: termination of cooperation on the service in breach; After Party A has sent the notice of breach to Party B, Party A shall withhold its acceptance of Party B’s application for new services under the service category thereof within one (1) year; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be paid at 80% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB10,000, it shall be collected at RMB10,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.
Warnings: The actual month in which Party A issue warning notice to Party B shall be the statistical month, 1.5 credit rating score shall be deducted from the aggregate monthly credit rating score of Party B.
Termination of fee settlements: The actual month in which Party A issue warning notice to Party B shall be the statistical month, 2 credit rating score shall be deducted from the aggregate monthly credit rating score of Party B. Other resolve method shall be conducted in accordance to the ‘China Unicom Messaging Service Quality, Supervision and Management Measures (2007)’.
8.8	Methods for deducting by two times the total amount of Information Service Fee proceeds from the service in breach and relevant liquidated damages: If the currently settled amount is insufficient for deduction by two times of the total amount of Information Service Fee from the service in breach and liquidated damages, further deduction shall be conducted in the subsequent settlements on the part of Party B until all the remaining amount thereof has been deducted; if the settled amount is insufficient for such deduction as of the termination hereof, Party A shall have the right to recover the remaining amount thereof.

8.9	Methods for deducting shall not be calculated in repetition, in the event that Party B engage in acts in breach within different branch companies of Party A, and has receive notice of breach issue by different branch companies of Party A.

8.10	During the transition period, branch companies of Party A shall be responsible for investigating, collect evidence, confirm breach category, and then deduct corresponding compensations in connection with Party A’s connection, agreement, fee settlement in respective provinces, and management in respective provinces during acts in breach of 10159 services including, Uni-Info and Uni-Voice. Simultaneously, branch companies of Party A shall notify Party A regarding the acts in breach of services, breach class and result of post-investigation on evidence. Party shall execute the corresponding breach in service according to the situation of acts in breach. Detailed execution method shall be as follows:

Penalty Method
	Branch Company of	Party A
	Party A	Service Screening	Deduct
	Temporary Shutdown	for breach in	Information
Minor Class A	of Service Access	services	Fee
Uni-Info	Temporary Shutdown of Service Access for one (1) month	Service Screening for breach in services for one (1) month	Deduct 10% Information Fee
Uni-Tone	Temporary Shutdown of Service Access for one (1) month	Service Screening for breach in services for one (1) month	Deduct 10% Information Fee
IX and GPRS	N/A	Service Screening for breach in services for one (1) month	Deduct 10% Information Fee

		Service Screening	Deduct
	Temporary Shutdown	for breach in	Information
Minor Class B	of Service Access	services	Fee
Uni-Info	Temporary Shutdown of Service Access for one (1) month	Service Screening for breach in services for one (1) month	Deduct 30% Information Fee
Uni-Tone	Temporary Shutdown of Service Access for one (1) month	Service Screening for breach in services for one (1) month	Deduct 30% Information Fee
IX and GPRS	N/A	Service Screening for breach in services for one (1) month	Deduct 30% Information Fee

		Service Screening	Deduct
	Temporary Shutdown	for breach in	Information
Major Class A	of Service Access	services	Fee
Uni-Info	Temporary Shutdown of Service Access for two (2) months	For breach in On-Demand services, business closedown procedure shall be applied. For breach in monthly subscription services, termination of cooperation shall be applied on the service in breach;	Deduct 30% Information Fee
Uni-Tone	Temporary Shutdown of Service Access for two (2) months	business closedown procedure shall be applied for breach in services	Deduct 30% Information Fee
IX and GPRS	N/A	business closedown procedure shall be applied for breach in services	Deduct 30% Information Fee

		Service Screening	Deduct
	Temporary Shutdown	for breach in	Information
Major Class B	of Service Access	services	Fee
Uni-Info	Temporary Shutdown of Service Access for two (2) months	For breach in On-Demand services, business closedown procedure shall be applied. For breach in monthly subscription services, termination of cooperation shall be applied on the service in breach;	Deduct 50% Information Fee
Uni-Tone	Temporary Shutdown of Service Access for two (2) months	business closedown procedure shall be applied for breach in services	Deduct 50% Information Fee
IX and GPRS	N/A	business closedown procedure shall be applied for breach in services	Deduct 50% Information Fee

		Service Screening	Deduct
Material Breach	Temporary Shutdown	for breach in	Information
Class A	of Service Access	services	Fee
Uni-Info	Temporary Shutdown of Service Access for two (2) months	For breach in On-Demand services, business closedown procedure shall be applied. For breach in monthly subscription services, termination of cooperation shall be applied on the service in breach;	Deduct 80% Information Fee
Uni-Tone	Temporary Shutdown of Service Access for two (2) months	business closedown procedure shall be applied for breach in services	Deduct 80% Information Fee
IX and GPRS	N/A	business closedown procedure shall be applied for breach in services	Deduct 80% Information Fee

		Service Screening	Deduct
Material Breach	Temporary Shutdown	for breach in	Information
Class B	of Service Access	services	Fee
Uni-Info	Temporary Shutdown of Service Access for twelfth (12) months	termination of cooperation on the service in breach; withhold its acceptance of Party B’s application for new services under the service category thereof within one (1) year;	Deduct 80% Information Fee
Uni-Tone	Temporary Shutdown of Service Access for twelfth (12) months	termination of cooperation on the service in breach; withhold its acceptance of Party B’s application for new services under the service category thereof within one (1) year;	Deduct 80% Information Fee
IX and GPRS	N/A	termination of cooperation on the service in breach; withhold its acceptance of Party B’s application for new services under the service category thereof within one (1) year;	Deduct 80% Information Fee
8.11	If Party A applies the Withdraw Mechanism, it shall give an appropriate notice in a proper way to Party B, and notify Party B of the effects on their cooperation resulting therefrom. Information Service Fee proceeds that has not yet been settled shall be settled in accordance with the relevant rules and regulations under this Agreement.

8.12	In that Party B’s operation of one or more Value-added Services has substantially or significantly breached the standards for service quality and client service instructed by Party A, or there are material defects in the services or contents provided by Party B to the Subscribers hereunder, or Party B, through using technologies, has participated, on its own initiative or as requested, in any activities which have violated the interests of Party A or the Subscribers, or problems in Party B’s operation has caused serious social impact on Party A or the Subscribers, then in addition to termination of cooperation with Party B in such services pursuant to this Chapter, Party A may also terminate cooperation with Party B in all or part of other services with respect to which no acts in breach of rules have occurred, or may terminate this Agreement.

8.13	If Party B has maliciously caused damages to the interests of Party A or the Subscribers by using technologies on its own or through conspiracy with any other party, or if data or irregularities occur in Party A’s business platform/system by reason thereof, Party A may suspend the services conducted by party B and promptly notify Party B of such suspension, and Party B shall provide sufficient evidence for explanations of the aforesaid data or irregularities within 7 business days, otherwise Party B shall be deemed to have maliciously caused damages to the interests of Party A or the Subscribers and shall be dealt with in accordance with the relevant terms of this Agreement.
CHAPTER 9 CLIENT SERVICE
9.1	The client service with respect to the Value-added Services hereunder shall be implemented by making reference to the standards issued by the Ministry of Information Industry, and Party A’s client service standards then in effect, including without limitation, ‘Telecommunications Regulations (2000)’, ‘Standard of China Unicom Client Service Brand’, ‘China Unicom Uni-10010 Service Measures’, ‘China Unicom Messaging Service Quality, Supervision and Management Measures (2007)’, and etc.

9.2	The SP Service Supervision telephone number of Party A within the state and various provinces is 10109696.

9.3	Party B shall provide developed and effective client service system, which include without limitation:
(1)	Customer service hotline: 7×24 hours customer service hotline with numbers starting with 800, 400, 1010XXXX, and other short numbers. The hotline number shall not be a fix line or a mobile number.

(2)	Platform Function: Customer Service system general functions including, exchange, automatic calling allocation, computerized telephone, IVR automatic voice answering machine, manually operated call center, voice recording, database, preposition-service function, and etc.

(3)	Service Function: Customer Service Call Center shall support Client Service functions to subscribers including, information search, service cancellation, service enquiry, customer complaint solution provider, and mostly call-in and manual services.

(4)	Manual Service Allocation: shall guarantee no less than 5 seats, and 12 call-in staff.

(5)	System performance and service criteria: 99% of system connection rate and 80% of service rating (successful manual connection in 20 seconds).
9.4	The Parties hereof shall notify the subscribers through reasonable methods in connection to details including company name, detail service name, service content, fee and charges, customer service hotline, unsubscribe method, and other relevant information, before providing the services to customers.

9.5	The Parties hereof shall notify the subscribers through reasonable methods in connection to details including company name, detail service name, service content, fee and charges, customer service hotline, unsubscribe method, and other relevant information, before providing the services to customers.

9.6	Complaints from Subscribers shall fall in the responsibility of the Party first receiving such complaints, whether they are actually within the responsibility of either Party; provided that if the other Party is involved in the problems, such other Party shall assist in resolving the problems.

9.7	Party A’s customer complaint or enquiry center (1001 customer service hotline) shall direct to Party B for solution of such issues that are not the responsibility of Party A, and Party B shall send initial reply to Party A or directly respond to Subscribers within one (1) hour thereafter, and shall be responsible for the final explanation or solution of such issues.

9.8	Party B shall not require Subscribers to contact directly with Party A on the excuse that the inquires or complaints it received are the responsibilities of Party A. If Party B believes that the inquires or complaints it received are the responsibility of Party A, Party B’s customer service personnel or customer service system shall assist Party A to analyze and resolve such inquires or complaints, and contact with Party A within one (1) hour after receipt thereof, and direct the same to Party A upon Party A’s confirmation.

9.9	If neither Party A nor Party B can determine which Party shall be responsible for the inquiries or complaints it received, such Party shall contact with the other Party within one (1) hour after the receipt thereof to find out the Party to be responsible, and help the Subscriber resolve the problem as soon as possible. Neither Party shall try to evade from its responsibilities thereto.

9.10	If the complaints from Subscribers have arisen from the services have not been provided in such quality as specified in promotions or covenants, the Party making such promotions and covenants shall be responsible for responding and resolving the problems in relation to such complaints and the other Party shall give necessary cooperation.

9.11	In the event that Party B cannot continue to provide the Value-added Services due to poor operation, withdrawal from this Agreement or for other reasons of its own, Party B shall be directly responsible for making appropriate explanations to the Subscribers and dealing with subsequent problems. Except for the Withdrawal Mechanism as provided herein, Party B shall inform Party A of the suspension of its provision of the Value-added Services three months ahead; Party A shall promptly stop the collection of Information Service Fee on behalf of Party B, and assist Party B in making explanations to the Subscribers.

9.12	The client service with respect to the Value-added Services provided by both Parties hereunder shall be implemented by making reference to the standards issued by the Ministry of Information Industry.
CHAPTER 10 BILLING, SETTLEMENT AND COLLECTION
10.1	Billing

10.1.1	Communication Fee shall be set by Party A, and Information Service Fee shall be set by Party B upon Party A’s examination and approval. Any amendment to the Information Service Fee (including the amendment to the manner of fee collection) shall be implemented only upon Party A’s approval.

10.1.2	Party B may set the Information Service Fee according to various methods of collection including frequency, duration and monthly payment, and may provide such various methods of collection for Subscribers to select from. Party B may, through announcement on its website, explicit indication in the Customization agreement, display on the interface of cell phone, or transmission of short message, specifically inform the Subscribers of the collection methods, pricing standards, payment deadline, customer service hotline etc. for the Information Service Fees.

10.2	Settlement

10.2.1	Party A shall be entitled to various Communication Fees arising from the use of Party A’s Communication Network by Subscribers or Party B.

10.2.2	Proceeds of the Information Service Fee shall be distributed between Party A and Party B in certain percentage after deduction of certain allowance percentage for bad accounts, advance compensation in connection with the complaints from Subscribers and other expenses acknowledged by the parties. Party A’s share in the proceeds is based on the following services it provided: Mobile Communication Network Subscriber resources, relevant service platform, service testing and quality supervision, more than 20 Information Fee arising from unified customer service (excluding zero (0) Communication Fee subscribers) per hour per customer subscription fee and business promotion, collection of Information Service Fees, and/or billing services.

10.2.3	The distribution percentage of the Information Service Fee is set forth as per business type in Annex IV hereto.

10.2.4	Settlement cycle: Party A and Party B shall settle account once in each month, the settlement cycle shall constitute one (1) full calendar month.

10.2.5	Settlement procedure
(1)	Subscribers use of the Value-added Service in the first month.

(2)	Subscribers shall settle the Value-added Service Fee in the second and third month.

(3)	Party A shall send the settlement information (including the amount of Communication Fee and Information Service Fee) to Party B through the SP Service System within 15 days after the beginning of the fourth month.

(4)	Party B shall apply to receive the statement of account from Party A within 15 days after the beginning of the fourth month if Party B have any enquiry regarding the statement received from Party A. If no application is submitted, Party A shall not process any application further on. After application, Party A shall revert back within three (3) months, the relevant management measure of providing statement of accounts shall be in accordance with the relevant management measure of Party A and the ‘Management Measure of China Unicom WVAS SP statement of accounts’.

(5)	Both parties shall reconcile the account on the aggregate amount of the Communication Fee and Information Service Fee. If the discrepancy between Party A’s billing and that of Party is no more than 8%, the billing shall be based on Party A’s data; if the discrepancy is more than 8%, both parties shall redo the reconciliation and identify the reasons for such discrepancy and timely find out reasonable solutions thereto. Any delay in Party A’s payment due to reconciliation of account shall not be deemed as a violation of Party A’s obligation in timely payment.

(6)	Party B shall submit the reconciliation and invoice affixed with its seal as required by Party A prior to the 25th day of the fourth month immediately after the occurrence of respective service due to Party B’s reason or the process of reconciliation, Party A will suspend its payment for Party B’s share of revenue until upon receipt of Party B’s reconciliation and invoice.

(7)	Party A shall make payment to the bank account designed by Party B no later than the 28th day of the fifth month after the reduction of penalties, and etc.

(8)	In the event that the aggregate amount of the Communication Fee and Information Service Fee of Party B is more than RMB 50,000, Party A shall make payment. In the event that the aggregate amount of the Communication Fee and Information Service Fee of Party B is less than RMB 50,000 during the term of this Agreement, Party A shall make payment to Party B one month before the expiration date of this Agreement.

(9)	If Party B fails to submit the reconciliation and invoice affixed with its seal as required by Party A prior to the 25th day of the fourth month immediately after the occurrence of respective service due to Party B’s reason or the process of reconciliation, Party A will suspend its payment for Party B’s share of revenue until the end of next quarter upon receipt of Party B’s reconciliation and invoice. Party A’s suspension of payment pursuant to this clause shall not constitute a breach or delayed payment under this Agreement, and Party A shall not be liable for default as a result thereof.

(10)	If Party B fails to submit the reconciliation to Party A within one (1) year, commencing from the 25th day of the fourth month immediately after the occurrence of respective service, it shall be deemed as Party B’s waiver of its rights to such payment, and Party A shall be therefore released from any obligations to make such payment to Party B.
10.2.6	The actual amount that should be paid to Party B (“Settled Information Service Fee”) in connection with various services conducted on a joint basis shall be determined by Party A according to the amount payable to Party B calculated and aggregated in proportion to the relevant distribution percentages of the parties applicable to each of such services, after deducting (or adding) other fees to be paid (or received) by Party B. The foregoing “other fees” include but are not limited to: Resource Use Charge, liquidated damages deductible as a result of breach, and hosting expense. The amount of service revenue payable to Party B may, upon agreement between the Parties, be settled separately from the costs and expenses payable from Party B, to which the settlement process shall apply separately.

10.2.7	If after reconciliation the amount of the Settled Information Service is negative, Party B shall make up the amount to Party A within ten (10) days upon receipt of notice from Party A. After payment, Party B shall promptly obtain formal invoices from Party A. In the event that Party B delay payments, Party B shall be charged with 1‰ of the total amount of the Settled Information Service according to the amount of days delayed. At the same time, Party A shall reserve the right to directly deduct any outstanding service fee and overdue charges from Party B in the next round of settlement cycle. In the event that Party B delay payments for more than 60 days, Party A shall have the right to terminate any cooperation agreement and Party B shall be hold liable.

10.2.8	Party B shall timely update its information (such as bank account) in connection with the payment recorded in the SP Service System. If due to Party B’s failure to timely update its information, Party A’s payment is rejected by the bank, or Party A is otherwise prevented from making timely payment, Party A shall suspend making such payment. Such suspended payment shall be made together with the most recent payment of settled amount in either June or December since Party A acknowledges Party B’s correct bank account, and Party A shall not be liable for default due to failure of timely payment.

10.2.9	If Party B changes it corporate name, it shall promptly (through the SP Service System or other appropriate manner) notify Party A of the same. All the amount that should be paid by Party A to Party B after such change to Party B’s corporate name shall be remitted to such bank account with the changed corporate name of Party B, regardless whether or not such payment accrue after the change of Party B’s corporate name. If Party A is unable to make timely payment due to Party B’s failure in the handling of formalities for the change of its corporate name, it shall be dealt with in accordance with Clause 10.2.8 hereof.

10.2.10	If this Agreement is terminated by Party B as provided hereunder, the Parties shall settle the Information Service Fees accrued prior to the termination hereof. The settlement method, cycle and procedure shall be determined according to Clause 10.2 hereof, together with the provisions relating to the deduction of Information Service Fee and liquidated damages as a result of breach.

10.3	Fee Collection

10.3.1	Information Service Fee shall be charged and collected by Party A. Party B shall not collect the Information Service Fee from the Subscribers. Communication Fee shall be charged by Party A and collected from the Subscribers or Party B.

10.3.2	Prior to collection of the Information Service Fee on behalf of Party B, Party A shall review in detail the fee collection items and the summary thereof, and Party B shall provide active support to Party A in this respect. The key details to be reviewed shall include to make sure whether the contents provided by Party B are in violation of the provisions of Article 57 and Article 58 of the Telecommunication Regulations of People’s Republic of China and other relevant laws, regulations and policies.

10.3.3	Prior to Party A’s collection of the Information Service Fee on behalf of Party B, Party B shall provide relevant documents evidencing that the Subscriber is using such service with knowledge and willingness, and the fee to be collected shall accrue at the time of actual use by such Subscriber (except for monthly fee). The parties shall keep the record of Subscriber Customization and use of service for more than 5 months.

10.3.4	The invoice issued by Party A to Subscribers shall explicitly indicate “Fee Collection” and the amount thereof for the portion of fees collected on behalf of Party B. Party A shall provide Subscribers with reasonable and effective methods and ways to inquire about Party B’s name, name of services for fee collection and the specific amount thereof. If the Subscribers require the billing record for such fee collection, the parties shall provide such record to Subscribers without charge.

10.3.5	If the Subscribers refuse to pay the Information Service Fee for any objection thereto, Party A shall only collect the portion of fees other than that is under dispute, and timely notify Party B of the case.

10.3.6	If there is any dispute with any Subscriber on a pre-paid basis, and both parties cannot prove that the amount to be collected is correct within 15 days thereafter, Party A shall for the time being refund to such Subscriber, and deduct the portion of Information Service Fee in dispute from Party B’s share of distribution in the next round of settlement cycle. Thereafter, Party B shall be responsible to settle the dispute with the Subscriber.

10.3.7	During the process of dispute resolution, both parties shall not suspend or terminate services to such Subscriber other than those in dispute.
CHAPTER 11 INTELLECTUAL PROPERTY
11.1	Issues relating to copyrights, trade marks, patents and other intellectual property rights during the term of this Agreement shall be in compliance with relevant State laws; Party B shall, in accordance with relevant State laws and regulations, enter into appropriate authorization/license agreements with the intellectual property rights owner/patentee and or/agent, to ensure that the Mobile Value-added Service provided by Party B will not infringe on the legal interest of the owner/patentee of the intellectual property rights. Party A shall not be liable for any intellectual property right disputes between Party B and any third parties arising from services provided by Party B.

11.2	In the event that Party B desire to insert Party A’s company brand, customer brand, service names, trademark, service mark or logo, and etc. to its Mobile Value-added Services, both Parties agree to negotiate beforehand. Without prior written consent from Party A, Party B shall not use such properties as stated above, and shall not misled customers to believe that Party B the sole provider or joint provider of such content or services. Party B shall, in accordance with the “China Unicom Management Handbook VIrelevant State laws and regulations, enter into appropriate authorization/license agreements with the intellectual property rights of Party A.

11.3	The parties hereby agree to not infringe upon the trademark rights, intellectual property rights or industrial property rights either of Party A or Party B and/or any third parties under any circumstances. If any party hereto infringes upon the trademark rights, intellectual property rights or industrial property rights of any third party through its unilateral acts, the infringing party shall be liable for all the consequences of infringement, compensate the economic loss that the non-infringing party may suffer, and eliminate negative social impact upon the non-infringing party that may arise therefrom.
CHAPTER 12 MODIFICATION OR TERMINATION OF AGREEMENT
12.1	During the term of this Agreement, should Party A make any business provision, management measure, quality standard and/or client service standard relating to the Mobile Value-added Services, such provision and standard shall be deemed as a part of the covenants hereof with which both Parties shall comply. In case of any conflicts between such provision and/or standard and the provisions hereof, such provision, measure and/or standard shall prevail, except for the provisions with respect to defaults; provided, however, that except for cases that both Parties consider, through consultation, to be applicable to this Agreement or otherwise enter into a separate agreement if necessary in relation to such conflicts.

12.2	In the event that either Party desires to alter or amend this Agreement, such Party shall notify in writing the other Party thereof with 15 days in advance. Parties shall alter or amend this Agreement in writing through negotiation.

12.3	Except as expressly provided herein, during the performance this Agreement, neither Party may, without the prior written consent of the other Party, suspend or terminate the performance hereof or unilaterally cancel this Agreement.

12.4	Any failure of one Party to operate or smoothly conduct the Mobile Value-added Services hereunder shall, as a result of non-performance of its duties or obligations hereunder or otherwise material breach of provisions herein by the other Party, be deemed as the defaulting Party’s unilateral termination of this Agreement, and the non-defaulting Party shall have the right to lodge a claim to the defaulting Party for economic losses suffered by it as a result thereof and cancel this Agreement.

12.5	Amendment or termination hereof as a result of Party B’s qualification for cooperation: In the event that Party B has any of the following behaviors, this Agreement shall be automatically terminated:
(1)	transfer, without Party A’s approval, such resources as service number, trunk line, digital URL, etc that Party B has obtained from Party A;

(2)	conduct business beyond its physical boundary and business scope as provided in its qualification license;

(3)	provide, without qualification license granted by competent State authorities, content and category of services requiring such qualification license;

(4)	provide false copyright and/or qualification license;

(5)	engage in other unauthorized services or provide content in violation of the requirements of relevant competent authorities or the agreement between the Parties hereto.
12.6	During the term of this Agreement, in case of occurrence of any event involving corporate nature, qualification and civil capacity resulting from the split, merger, dissolution, liquidation or bankruptcy of Party B, Party B shall forthwith notify Party A thereof, and shall comply with provisions hereunder concerning the Grace Period for Withdrawal. If Party B no longer qualifies for or has the capacity to provide, the Mobile Value-added Services hereunder due to its dissolution, liquidation or bankruptcy, this Agreement shall be terminated accordingly. and the successor company (or other entity) of Party B’s Mobile Value-added Services hereunder shall reapply to Party A for activation of such service and timely modify Party B’s corporate code and other information in Party A’s service system or the SP Service System.

12.7	If there is any change to Party B’s company name, Party B shall timely register such change with relevant administrative authority for industry and commerce and authority in charge of information industry, and receive a valid entity qualification certificate and business qualification certificate.

12.8	Where Party B fails to obtain this Agreement duly sealed by Party A due to its own reason within one month after receipt of Party A’s notice thereof, that is to say, the interval between the dates of execution hereof by Party A and Party B is more than one (1) month, this Agreement shall be deemed as null and void, and Party B’s qualification for access shall be automatically cancelled, and application for services shall simultaneously become void. Or where Party B fails to serve, within one (1) month after its receipt hereof duly signed by Party A, this Agreement duly signed by both Parties to Party A due to its own reason, this Agreement shall be deemed as null and void, and Party B’s qualification for access shall be automatically cancelled, and application for services shall simultaneously become void.

CHAPTER 13 CONFIDENTIALITY
13.1	For the purpose of this Agreement, “Confidential Information” means trade secret (including financial secret), technical secret, know-how and/or other confidential information and materials that one Party (“Receiving Party”) obtains or learns from the other Party (“Disclosing Party”), or jointly developed by both parties through the performance hereof, no matter whether such information or materials is in any form or contained in any media, or the Disclosing Party has indicated its confidentiality in oral, graphic or written form at the time of such disclosure.

13.2	During the term of this Agreement and five years thereafter, neither Party shall disclose, reveal or provide any Confidential Information to any third party.

13.3	Each Party shall take proper measures to keep the Confidential Information provided by the other Party strictly confidential, using the same degree of care as it uses to protect its own Confidential Information. Neither Party shall use the Confidential Information for purposes or objectives other than that provided herein with respect to the cooperation hereunder.

13.4	Each of the Parties warrants that it shall only disclose the Confidential Information to its personnel in charge and employees engaged in such services. Prior to its disclosure thereof, it shall notify such personnel of the confidentiality of the Confidential Information and their obligations hereunder, and shall demonstrate such personnel are subject to confidentiality obligations hereunder in a certifiable manner.

13.5	If necessary, the Receiving Party shall at the instruction of the Disclosing Party return all documents or other materials containing the Confidential Information to the Disclosing Party, or otherwise destroy the same if so requested by the Disclosing Party.

13.6	The preceding provisions shall not apply to the following:
A.	The Receiving Party has already legally owned the Confidential Information on or prior to the execution of this Agreement;

B.	The Confidential Information is already known to the general public or otherwise can be obtained from the public domain prior to disclosure to the Receiving Party;

C.	The Confidential Information has been obtained from a third party which is not bound to confidentiality or non-disclosure obligation hereunder;

D.	The Confidential Information has already became known to the general public or otherwise can be obtained from the public domain other than by breach of this Agreement;

E.	The Confidential Information is developed independently by the Receiving Party or its affiliate or associate companies without any benefit from the information obtained from the Disclosing Party or its affiliate or associate companies;

F.	The Receiving Party discloses the Confidential Information in response to a court order or as otherwise required by law or administrative authorities (by way of oral enquiry, interrogation, request for submission of material or document, subpoena, civil or criminal investigations or other legal proceedings) provided, however, that the Receiving Party shall promptly notify the Disclosing Party thereof and provide necessary explanations.
13.7	Both Parties shall keep the content of this Agreement in strict confidence.

13.8	Both Parties shall keep a good record of communications, notices or any other document transmitted or exchanged by them for performance of this Agreement, and shall not use the same for purposes other than in relation to the cooperation hereunder. Neither Party shall do any act of slander or defamation against the other Party, nor make any public statement detrimental to the cooperation between the two Parties.
CHAPTER 14 FORCE MAJEURE
14.1	“Force Majeure” means all the events that can not be controlled nor foreseen, or can be foreseen but can not be avoided by the Parties hereto, which prevent any Party to perform part or all of this Agreement. These events shall only include: natural disaster (such as earthquake, landslide, collapse, flood, typhoon, abnormal weather, etc.) and incidents (such as fire, explosion, accident, war, terrorist event, large-scale epidemic, sabotage, hacking, network failures or any other similar or dissimilar incidents).

14.2	In the event that any Party hereto affected by Force Majeure event is unable to perform its obligations hereunder, such Party shall not be held responsible for the other Party’s losses arising therefrom.

14.3	The Party affected by Force Majeure event shall promptly inform the other Party of occurrence of such event in writing, and shall, within 15 days thereafter, send a valid certificate issued by the relevant authority evidencing the detail of such event and the reason for the failure or delay to perform all or any part of this Agreement. Both parties shall negotiate whether to continue to perform or terminate this Agreement according to the degree of impact on the performance hereof caused by such event.
CHAPTER 15 GOVERNING LAW AND DISPUTE RESOLUTION
15.1	The execution, validity, performance and interpretation of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

15.2	Any disputes arising from or in connection with this Agreement shall be settled through amicable consultations between the Parties in the spirit of cooperation. If the dispute can not be settled through consultations, such dispute shall be submitted to the people’s court where Party A is domiciled for ruling.
CHAPTER 16 MISCELLANEOUS
16.1	Transferability. Unless otherwise provided in Clause 6.9 hereof, any or all rights and obligations hereunder shall not be transferred or assigned.

16.2	This Agreement shall constitute a contractual relationship only between the Parties hereto. Any provisions hereof shall not be construed as: (a) establishing partnership or other relationship of joint liability between the Parties hereto; (b) making any Party to be an agent of the other Party (except with prior written approval from the other Party); (c) authorizing any Party to incur expenses or any other obligations to the other Party (except with prior written approval from the other Party).

16.3	Any failure or delay in the exercise of certain right hereunder by either Party shall not constitute a waiver of such right by such Party; any complete or partial exercise of certain right by either Party shall not preclude further exercise of such right by such Party in the future.

16.4	The invalidity of any provision hereof shall not affect the validity of the remaining provisions of this Agreement.

16.5	This Agreement shall become effective as of September 1, 2007, and expire on June 30, 2008, unless terminated earlier according to the terms hereof. If Parties have cooperated to develop the Mobile Value-added Service or otherwise have signed similar agreements prior to the term hereof, both Parties shall execute this Agreement as of the date hereof; if Parties have not cooperated to develop the Mobile Value-added Service or otherwise have not signed similar agreements prior to the term hereof, this Agreement shall become effective as of the date of signature or of affixing of seal by the authorized representative of each Party.

16.6	On the expiration hereof, Party A may examine Party B’s capacity and qualification in performing this Agreement, and, to the extent that Party A believes that Party B has the capability to perform this Agreement and that Party B is qualified for the continued performance hereof, this Agreement shall be automatically renewed, and each renewed term hereof shall be one (1) year.

16.7	This Agreement and the Annexes attached hereto shall be in two originals, each of Party A and Party B shall hold one thereof, and such originals shall be of equal legal effect.

Party A: China United Telecommunications Corporation
Legal representative/Authorized representative:
Date of signature:
Party B: Beijing Hengjiweiye Electronic Commerce Co., Ltd.
Legal representative/Authorized representative:
Date of signature:

Annex I Definitions
Unless otherwise stated in this Agreement or required in the context, the following terms shall have meanings as below:
1. “SP”
“SP”, is the abbreviation for “Service Provider”. For the purpose of this Agreement, “SP” shall refer to the professional provider of telecom and information services. “SP” can be a network operator or an integrator of business provided by other network providers and provides integrate services to its customers.
In this Agreement, “SP” shall include all the professional entities willing to cooperate with Party A, use Party A’s mobile telecom network and data service platform, and provide various Mobile Value-added Services to Party A’s mobile telecom network Subscribers.
2. “Subscribers”, shall refer to such individuals, corporate persons or other entities that connect with Party A’s mobile telecom network and Value-added Service Platform via mobile terminals or other telecom terminals approved by Party A, and voluntarily receive the Mobile Value-added Service provided by Party A and Party B.
3. “Mobile Value-added Services”, shall collectively mean the various information services and applications, among other things, provided to Party A’s Subscribers jointly by both of the Parties based on the mobile network of China Unicom and various Mobile Value-added Service Platforms. The Mobile Value-added Services of China Unicom, with “UNI” as the single brand name, include seven broad categories as follows, i.e. Uni-Info, Uni-Wap, Uni-Voice, Uni-Mail, Uni-Magic, Uni-Tone, and Uni-Video, and the Service Categories will continue to be expanded as a result of innovations in technology and business.
(1)	Uni-Info: Information on demand and customization, location service and e-commerce application, etc. via short message technology; Uni-Wap: Information browse, download of pictures, music, Download Fun, WAP PUSH, interactive application and e-commerce, etc. via wireless application protocol (WAP);

(2)	Voice information service: Voice information service via IVR technology, including music voice, chatting, information enquiry, and interactive participation, etc.

(3)	Uni-Mail: Publication subscription and transmission on cell phone via SMTP/IMAP4/POP3, and information on demand and customization via multi-media messaging service (MMS) technology;

(4)	Uni-Magic: Closedown and online application of various general information, entertainments via BREW/JAVA technology;

(5)	Uni-Tone: Customized ring back tone service (CRBT);

(6)	Uni-Video: High quality video and audio services via stream media technology.

4. “Mobile Telecom Network and Value-added Service Platform” For the purpose of this Agreement, “Mobile Telecom Network” refers to the mobile telecom infrastructure facilities provided by Party A. “Value-added Service Platform” refers to the service platform added based on the mobile telecom network, which is specially designed for one or more specific Value-added Service, including but not limited to Subscriber interface, SP/CP interface, business management and application billing functions.
5. “Service Supporting Systems”, means Subscriber management and accreditation, billing, settlement, and accounting systems required for the normal operation of services.
6. “Communication Channel”, means physical and logical connections within mobile communication system for the communication between subscribers.
7. “Port”, means the interface for the communication connection between data service platform and mobile telecom network, data service platform and application server provided by SP/CP, including communication address and relevant specifications.
8. “Data Flow”, means the communication volume coming in and out of the data service platform.
9. “Testing”, means the testing on services provided by SP/CP, which may include network connection test, interface conformity test, and function test, so as to ensure the service meets the requirements for activation. The period necessary for Testing or believed necessary to finish Testing by Party A is the Testing Period.
10. “Grace Period for Withdrawal”, means certain period that if the SP/CP services are required to be terminated, the SP/CP shall make prior notice to Subscribers in appropriate manner within such period prior to the termination thereof, and shall continue its services to Subscribers according to Subscriber agreement to minimize the Subscribers’ losses arising from such termination.
11. “Equipment Junction Point”, means the location of linkage between two physical or logical equipments.
12. “Maintenance Interface”, as the whole service system is composed of different parts, and the responsibility of maintenance also belongs to different parties, the maintenance interface is to set up the location for different parties to take responsibility for maintenance.
13. “System Maintenance”, means the daily maintenance and trouble shooting for the normal operation of system.
14. “Gateway”, means the equipment that provides the function of protocol transition and system interconnection.
15. “Customize”, means the Subscribers acknowledge their acceptance of content services, and voluntarily ask for such services.
16. “MO”, means the short message sent from the cell phone of the subscriber to the short message Gateway of Party B. The expense arising from MO shall be the MO Communication Fee, which shall be collected by Party A from the subscriber.

17. “MT”, means the short message sent from the Part B’s access number for short message to the cell phone of subscriber. MT includes the short messages under the service category of PUSH.
18. “Asymmetric Communication Fee”, mean the fee arising from the short message of asymmetric part (i.e. number of MT — number of MO). Asymmetric Communication Fee shall be collected by Party A from Party B.
19. “7×24 hours”, means 24 hours a day and 7 days a week, regardless of public holidays.
20. “Communication Fee”, means such fee arising from the use of Party A’s network resources by Subscribers or the SP/CP; Communication Fee shall be collected by Party A from subscribers or the SP/CP.
21. “Information Service Fee”, means such fee arising from the use of SP/CP’s content information or application services other than communication fee. Information Service Fee shall be divided in certain portions between Party A and Party B. Before the distribution in certain percentage between Party A and Party B, the fee, calculated by Party A’s settlement system, to be collected from Subscribers is, the “Aggregate Amount of Information Service Fee”. The fee paid to Party B after Party A deducts certain percentage and expenses from the Aggregate Amount of information Service Fee is the “Settlement Information Service Fee”.
22. “Billing Cycle”, means the statistic cycle for Party A’s billing system on Party B’s Information Service Fee, which shall be one (1) complete calendar month, from 0:00:00 on the first day of each calendar month until 24:00:00 on the last day of that month.
23. “Corporate Code”, refers to “China Unicom Mobile Data Service SP/CP Corporate Code”, which is the sole corporate identification to identify Party B in Party A’s system.
24. “SP Service System”, means the online office system established and maintained by Party A for integration, agreement execution, account reconciliation, information disclosure and feed back, and other daily work.
25. “Ranking”, means the ranking conducted by Party A according to one or more targets including income of Information Service Fee or business volume of all SP/CP that are beyond the Business Support Period with respect to a certain mobile value-added service. If there is any decimal after the total number of SP/CP multiplied by percentage, the round number shall remain, and the decimal number shall be omitted. With respect to any SP/CP for which the income of Information Service Fee is unable to be determined due to account reconciliation, its ranking shall be determined according to Party A’s statistics prior to the reconciliation.
26. “Business Support Period”, means the period in which there are certain preferential policies that Party A extends to Party B in terms of ranking and withdrawal on certain service for a period of three complete Billing Cycle after Party B obtains the all network accession qualification, and has passed testing of such service, the purpose of which is to provide Party B with time to accept training for the business cooperation between Party A. This time of period shall be called the Business Support Period. Party A and Party B shall decide whether to apply the Business Support Period according to the characteristics of the mobile value-added service, and specify in detail in the Exhibits the rights and obligations of both parties during the Business Support Period.

27. “Service Screening”, means except for Uni-Voice and Uni-Info, Party A cancels the display of Party B’s service to Subscribers, but remains the customization and billing therefor. Service Screening for Uni-Voice means temporary shutdown of the service access number; Service Screening for Uni-Info means while maintaining the customization of Subscribers, the billing rate shall be set at zero.
28. “Service Closedown”, means Party A’s termination of cooperation on Party B’s service section by canceling the customization of Subscribers and terminating the billing for such services.
29. “Withdrawal”, means Party A’s termination of cooperation with Party B on certain service, and Party A will not accept Party B’s application for cooperation on such service in certain period of time.
30. “Service Category”, means service classification according to the similarity of techniques as provided by the administrative specifications of Party A, such as “Uni-Info Service Category”.
31. “Credit Rating System”, means evaluation of creditworthiness of SP based on subscriber complaints, SP’s default, SP’s breach of rules and cooperation, etc., for the purpose of defining the credit rating of SP through quantified scoring, and applying different policies of cooperation to SP at different credit ratings.
32. “Resource Use Charge”, means resource use charge in a certain amount payable from Party B to Party A for Party A’s access numbers and/or E1 port resources occupied by Party B and management costs thereof.
33. “Number of Complaints Compensated”, means the number of complaints resulting in actual compensation due to Party B’s reasons.
34. “Establishment and Maintenance of the SP Service System”, means providing the software and hardware infrastructure to provide the value-added services as set forth under this Agreement, and shall also provide daily maintenance and system failure restoration work in order to maintain daily operation.
35. “Marketing and Promotion”, means the marketing, and promotion activities and implementation of the value-added services.
36. “Client Service”, means providing necessary customer services including without limitation service enquiry, complaints, and other relevant customer services to ensure the normal and reasonable use of value-added services by customers.

Annex II List of Acts in Breach

Item	Acts in Breach

1	Provide free of charge services in violation of the relevant rules and regulations	Class

1	In case Party B promotes services by providing free trial service to Subscribers, Party B fails to notify Subscriber explicitly of the period or conditions for free trial before Subscribers begin free trail.	A

2	In free services: connect the Subscribers to the webpage with charge by using technical methods; or make changes to the normal link of the services in violation of the logics of services through technical methods, with less than 50 complaints from Subscribers	A

3	In free services: connect the Subscribers to the webpage with charge by using technical methods; or make changes to the normal link of the services in violation of the logics of services through technical methods, with more than 50 complaints from Subscribers	B

4	In case Party B promote the service by providing free trail service for Subscribers, upon the end of free trial period and prior to the beginning of fee collection, Party B fails to explicitly notify the Subscribers of the billing rate	Major A

5	In case Party B promote the service by providing free trail service for Subscribers, upon the end of free trial period and prior to the beginning of fee collection, Party B begins Customization without receipt of confirmation of Customization from the Subscriber	Major B

2	Significantly Adjust Business Content Without Approval	Class

6	After the service is available online, significantly adjust the contents of service without authorization, for example, adjust news content to travel content services	A

7	After the service is available online, significantly adjust the contents of service without authorization into content or content of service links containing vulgar information	Major B

8	After the service is available online, significantly adjust the contents of service without authorization into content or content of service links containing illegal, in violate with the state security, such as superstitious, gambling, drugs, illegal activities, firearms, illegal medications, improper, falungong, and other relevant contents.	Material Breach A

Item	Acts in Breach

3	Conduct services without approval	Class

9	Without approval by Party A, conduct services and officially provide the services online.	Major A

4	Provide services without approval	Class

10	Provide the contents without the authorization of the rights holder, which violates the State regulations concerning intellectual property rights	Major A

11	Provide the contents without the authorization of the rights holder, which violates the State regulations concerning intellectual property rights, and result into economic losses to Party A or the rights holder	A

5	Arbitrarily Collect Fees on behalf of Party A	Class

12	Provide fee collection service in respect of illegal services or contents of Internet websites in violation of relevant regulations of the State	A

13	Provide fee collection service in respect of illegal services or contents of Internet websites containing vulgar information and in violation of relevant regulations of the State	Major A

14	Provide fee collection service in respect of illegal services or contents of Internet websites containing illegal and anti-social security information and in violation of relevant regulations of the State	Material Breach A

6	Significantly Adjust Scope and Content of Group Messaging approved by Party A	Class

15	Significantly adjust the scope and content of group messaging services as approved by Party A.	A

16	Significantly adjust the scope and content of group messaging as approved by Party A, and contain misleading, fraud, and other false information.	B

17	Significantly adjust the contents of service without authorization into content or content of service links containing illegal information that is in violate with the state security rules and regulations, including superstitious, gambling, drugs, illegal activities, firearms, illegal medications, improper, falungong, and other relevant contents.	Major A

Item	Acts in Breach

7	Group Message with Approval from Party A	Class

18	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber, with less than 200 complaints from Subscribers	A

19	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber containing vulgar information, with less than 200 complaints from Subscribers	B

20	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber, with more than 200 to 500 complaints from Subscribers	Major A

21	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber containing vulgar information, with more than 200 to 500 complaints from Subscribers	Major B

22	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber containing vulgar information, with more than 500 complaints from Subscribers	Material Breach A

23	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber that is in violate with the state security rules and regulations, including superstitious, gambling, drugs, illegal activities, firearms, illegal medications, improper, falungong, and other relevant contents to Subscribers.	Material Breach A

24	Without the consent from Party A, send PUSH message, group short message, group mail to Subscriber or alter the scope or contents of PUSH containing illegal information that is in violate with the state security rules and regulations with more than 500 complaints from Subscribers	Material Breach B

8	Misled Subscribers into Customization or fee-based services	Class

25	Whilst providing services to Subscribers, mislead Subscribers into Customization without knowledge or willingness, or there is any fraud including enticing Subscribers into the fee-based service without knowledge or willingness, with less than 20 complaints from Subscribers	A

26	Whilst providing services to Subscribers, mislead Subscribers into Customization without knowledge or willingness, or there is any fraud including enticing Subscribers into the fee-based service without knowledge or willingness, with more than 20 complaints from Subscribers	B

Item	Acts in Breach

27	Mislead Subscribers into Customization without knowledge or willingness, or there is any fraud including enticing Subscribers into the fee-based service without knowledge or willingness, which result into charges to Subscribers, and with less than 20 complaints from Subscribers, or less than 200 reported cases of such misleading from Subscribers.	Major A

28	Mislead Subscribers into Customization without knowledge or willingness, or there is any fraud including enticing Subscribers into the fee-based service without knowledge or willingness, which result into charges to Subscribers, and with more than 20 complaints from Subscribers, or more than 200 reported cases from Subscribers.	Major B

29	Maliciously mislead Subscribers into Customization without knowledge or willingness, or there is any fraud including enticing Subscribers into the fee-based service without knowledge or willingness, which result into charges to Subscribers, and causes significant negative social impact or negative influence to Party A.	Material Breach B

9	Force Subscribers into Customization or fee-based services	Class

30	Force the Subscriber into Customization, or make Customization without authorization, but party B retain evidence that the problem was caused by a third party or not solely due to the reasons of party B.	A

31	By using technical means, cheat or force the Subscriber into Customization, or make Customization without authorization, or maliciously excessive or incorrect fees from Subscribers, with less than 20 complaints from Subscribers, or less than 200 reported cases from Subscribers.	B

32	By using technical means, cheat or force the Subscriber into Customization, or make Customization without authorization or maliciously excessive or incorrect fees from Subscribers, with 20 to 200 complaints from Subscribers, or 200 to 2,000 reported cases from Subscribers.	Major B

33	By using technical means, cheat or force the Subscriber into Customization, or make Customization without authorization, or maliciously excessive or incorrect fees from Subscribers, with more than 200 complaints from Subscribers, or more than 2,000 reported cases from Subscribers.	Material Breach A

34	By using technical means, cheat or force the Subscriber into Customization, or make Customization without authorization, or maliciously excessive or incorrect fees from Subscribers, and causes significant negative social impact or negative influence to Party A.	Material Breach B

Item	Acts in Breach

10	Deduct the fees from the Subscriber or effect Customization without opened account or an unused phone number	Class

35	Deduct the fees from the Subscriber without opened account or an unused phone number, or by technical means simulate the Subscribers without opened account or an unused phone number in order to effect Customization, and subscribers numbers which are deducted fees from are less than 1,000	Major B

36	Deduct the fees from the Subscriber without opened account or an unused phone number, or by technical means simulate the Subscribers without opened account or an unused phone number in order to effect Customization, and subscribers numbers which are deducted fees from are more than 1,000	Material Breach B

11	Conduct Embedded Services Without Approval	Class

37	Without the consent from Party A, conduct services embedded in mobile terminals together with the producers of such mobile terminals	Major B

12	Use Party A’s Materials without Approval	Class

38	Without the consent from Party A, use the name, logo and other related materials of Party A in violation of this Agreement	A

39	Without the consent from Party A, use the name, logo and other related materials of Party A in violation of this Agreement, and causes negative impact or economic losses to Party A	Major A

13	Fail to explicitly notify the Subscriber Regarding Relevant Information	Class

40	Fail to explicitly notify the Subscriber of any of the following items after the Subscriber is connected: the name of Party B, the name of the service, billing rate, client service number, and etc.	A

14	Malfunction of Services	Class

41	Due to service design or system problems on the part of Party B, services cannot be provided to the Subscribers or the customization is cancelled	A

42	Due to service design or system problems on the part of Party B, Subscribers cannot cancel services provided through normal procedures.	Major A

15	Collect Fees without Providing Services	Class

43	Collect fees from the Subscriber without providing any service	A

Item	Acts in Breach

16	Malfunction of Network	Class

44	Due to problems of security mechanism, a third party causes significant malfunction of party A’s service platforms or networks through party B’s system, affecting services in a part of or the entire network	Major B

17	Unfair Competition	Class

45	Conduct unfair competition in the marketing process, disrupt market order	Major A

46	Conduct unfair competition in the marketing process, disrupt market order, and the normal business activities of Party A, and causes economic losses to Party A	Material Breach A

18	Litigation or Unresolved Matters	Class

47	Litigations, arbitration or other legal actions arising from the services provided by or involving Party B, and Party D did not immediately handle, unreasonably resolve, or reject to cooperate with Party A.	A

48	Litigations, arbitration or other legal actions arising from the services provided by or involving Party B, and Party D did not immediately handle, unreasonably resolve, or reject to cooperate with Party A, and causes negative impact or economic losses to Party A	Major A

19	Fail to Offer Client Support Services or Fail to Provide Sufficient Client Services	Class

49	Information as to 24-hour client service telephone number, etc. is inconsistent with that in Party A’s SP Service System, or the client service number cannot be connected or there is no response for a long time	A

50	Fail to offer client support service in line with this Agreement and service management procedures, evade or fail to respond to client service complaints of Party A in the promised time limit	B

20	In Violation of the rules and regulations under the China Unicom Mobile Value-added Service Cooperation Management Measures	Class

51	Due to Party B’s reason, the Percentage of Compensation for Complaints rank in the top 5 across the country are more than or equal to “3 complaints compensated /RMB10,000 of Information Service Fee proceeds”	Warning

Item	Acts in Breach

52	Due to Party B’s reason, the Percentage of Compensation for Complaints are more than or equal to “10 complaints compensated /RMB10,000 of Information Service Fee proceeds”, and more than 10 provinces are involved in the Percentage of Compensation for Complaints	Warning

53	Party B is suspected to be engage in group messaging information containing misleading information or providing other IVR services in violation with the relevant rules and regulations of Party A, and there arise significant complaints from Subscribers, with more than or equal to 200 cases of Complaints from such act per province per month	Warning

54	Party B fails to complete the confirming procedure under a given time limit, in accordance with the relevant authority requirement during Subscriber Complaint check by the relevant authority	Warning

55	Party B decline to cooperate to resolve Subscriber Complaints	Warning

56	Due to Party B’s reason, Party A has been criticized publicly, significant negative impact or complaint from Subscribers	Warning

57	Client complaints resulting from SPs problem, which have been made before the Ministry of Information Industry and filed for investigation, leading to major media’s adverse report of Party A or its business, and post-investigation, confirm that is due to Party B’s reason	Warning

58	Due to Party B’s reason, Party A is being investigated by relevant governmental authorities, Ministry of Information Industry, and quality inspection authorities.	Warning

59	Due to Party B’s reason, the Percentage of Compensation for Complaints are more than or equal to “20 complaints compensated /RMB100,000 of Information Service Fee proceeds”, and more than 20 provinces are involved	Termination of Fee Settlements

60	Engage in group messaging containing information misleading Subscribers to use such services or other IVR services in violation with the business standard of Party A, and causes complaints from Subscribers, and more than or equal to 350 complaints from Subscribers per province.	Termination of Fee Settlements

61	Due to Party B’s reason, there are complaints filed by the Ministry of Information Industry for investigation and SP have been deemed to be responsible for such complaints	Termination of Fee Settlements

62	There are complaints filed by the relevant governmental authorities, Ministry of Information Industry, quality inspection authorities for investigation and SP have been deemed to be responsible for such complaints	Termination of Fee Settlements

Item	Acts in Breach

63	Due to Party B’s reason, Party A has been criticized publicly for three times in the aggregate within one year	Termination of Fee Settlements

64	Due to Party B’s reason, Party B has been terminated fee settlement for two times in the aggregate of one year, or has been terminated fee settlement and have not regain fee settlement within six (6) months	Major B

65	Due to Party B’s reason, there are two complaints filed by the Ministry of Information Industry for investigation within one year and SP have been deemed to be responsible for such complaints	Major B

66	Due to Party B’s reason, there arise significant complaints or adverse report on Party A or Party A’s business by the media at or above the provincial level	Major B

67	Due to Party B’s reason, there arise warning and above penalty on Party A or Party A’s business by the Ministry of Information Industry, state telecommunication authorities, and etc at or above the provincial level	Major B

68	Engage in any other activities in violation with the relevant rules and regulations of the State or in violate with the benefit of the Subscribers	Major B

21	Miscellaneous	Class

69	Engage in any other activities with prejudice to the interests of Party A and/or Subscribers, or provide contents of service with prejudice to the interests of Party A and/or Subscribers	A to Major B
Notes:
1.	Unless otherwise specified in the Text hereof, Annexes or this List, acts listed in the column of “Acts in Breach” cover all breaches that might arise while carrying out Mobile Value-added Services; provided that, some acts in breach are not applicable to all kinds of Mobile Value-added Services due to special reasons in terms of technologies or business characters.

2.	“Classes” are divided into Class A, B, Major A, Major B, Material Breach A, Material Breach B, Warning, and Termination of Fee Settlement, which correspond to the three methods for handling breaches set forth in the main body of the Agreement. Such three classes are basically divided on the basis of severity and (possible) losses/adverse affects to Party A or subscribers. If no specific class but only a wider grade (such as A-Major B) has been identified for a kind of acts in breach, then Party A may select a suitable handling method under an applicable class based on the nature and affects of such act in breach, and the losses it has caused to Party A and/or Subscribers, and the effects arising therefrom upon Party A and/or Subscribers.
3.	Apart from this List, Party A may also apply business standards and management procedures developed itself in accordance with Text of this Agreement. If such business standards and management procedures conflict with this Schedule, this List shall prevail.

Annex III Credit Rating
In accordance with the provisions of Chapter 7 of this Agreement and other provisions in relation to credit rating and credit scoring, this Annex sets out the criteria and points for score increase and reduction in connection with credit rating.
Criteria for score increase:
(1)	The score shall be calculated on a quarterly basis. In the event of no reduction of credit rating score, i.e. no acts in breach of contract or rules, satisfactory ratio of Subscribers complaints, cooperation in accordance with the relevant policies of China Unicom, etc. , and the average information fee revenue is no less than RMB 600, 000 per quarter, 3 points will be added to the score

(2)	The full score is 100 points, and no more points shall be added to a full score. Any reduction in score shall be conducted from 100 points in case of circumstances for which score reduction shall apply.

(3)	For any new SP involved in cooperation, there shall be no increase but only reduction in its score within the three full Billing Cycles commencing from the activation of services and billing for the first time. Upon the end of such three full Billing Cycles, score increase will be conducted for any SP satisfying the conditions to score increase.
Criteria for score reduction: reduction in score shall be conducted according to the table below.

Factors in Credit		Points to
Rating	Details	be Reduced	Unit	Extra Points
Default	Class A/B Class Major A/B	1 2	Per each time	The score shall be calculated on a quarterly basis. In the event of no reduction of credit rating score, i.e. no acts in breach of contract or rules, satisfactory ratio of Subscribers complaints, cooperation in accordance with the relevant policies of China Unicom, etc. , and the average information fee revenue is no less than RMB 600, 000 per quarter, 3 points will be added to the score
	Class Material Breach A/B	3
Breach of rules	Service Screening due to complaints from Subscribers, without breaching any rules	1	Per each time/service category/ month
Client complaints	Receive warning due to complaints from Subscribers,	1.5	Per each time
	Termination of fee settlement due to complaints from Subscribers	2	Per each time
Cooperation	Failure to make payment the expenses payable to Party A as required	2	Per each item of payment
	Failure to punctually submit the materials and settlement statements for confirmation	1	Per each time
	Provide fraudulent materials	2	Per each time
	Failure to promptly update SP Service System	1	Per each time
	Response in a bad manner to the solution for default, provision of fraudulent statements, failure to cooperate with evidence collection in respect of events of default	2	Per each time
	failure to attend the meetings at the agreed time	1	Per each time
Miscellaneous	Breach of business standards and cooperation management measures, complaints, and other uncooperative manner	1-3	Per each time

Annex IV Schedule of Profit Distribution Percentages

Service Category		Profit Distribution Percentage
(Party A/Party B)

Uni-Info		20 : 80
CDMA IX services	Uni-Wap

	Uni- Magic	15 : 85
Uni-Mail

GPRS (WAP, MMS, JAVA)

Mobile Stock Market		40 : 60
Notes:
1.	The Communication Fee and basic function fee under each Service Category shall be the property of Party A, for which no distribution shall apply.

2.	The Information Service Fee received for BREW service under the Service Category of Uni-Magic may serve as the basis for settlement after deduction of 10% developer application fee payable to Brew Company.

3.	Asymmetric Communication Fee shall be charged for the Service Category of Uni-Info at (MT — MO ) * RMB0.05/message.

4.	Formulas for settlement:
(1)	Uni-Info :Settled expenses of Party B = Total amount of Information Service Fee × ( 1 — 8% allowance for bad account ) × 80% profit - Asymmetric Communication Fee

(2)	Uni-Wap :Settled expenses of Party B = Total amount of Information Service Fee × 85% as the profit distribution percentage of Party B - WAP PUSH Communication Fee

(3)	Unija under the Service Category of Uni-Magic : Settled expenses of Party B = Total amount of Information Service Fee × 85% as the profit distribution percentage of Party B

(4)	BREW under the Service Category of Uni-Magic : Settled expenses of Party B = ( Total amount of Information Service Fee × 85% as the profit distribution percentage of Party B) — Developer application fee Developer application fee = the rate of developer application fee( >=5)× 10% as the profit distribution percentage of developer + RMB0.5 (in case the rate of developer application fee is less than RMB5)

(5)	Uni-Mail : Settled expenses of Party B = Total amount of Information Service Fee × 85% as the profit distribution percentage of Party B

(6)	GPRS (WAP, MMS, JAVA) :Settled expenses of Party B =Total amount of Information Service Fee × 85% as the profit distribution percentage of Party B

(7)	Mobile Stock Market :Settled expenses of Party B =Total amount of Information Service Fee × 60% as the profit distribution percentage of Party B
5.	In the above formulas, the amount equal to “Total amount of Information Service Fee × ( 1 — 8% allowance for bad account )” shall be the basis for settlement, subject to deductions of advance compensation in connection with Subscribers complaints under Clause 10.2.2 and other expenses as agreed upon by the Parties hereto.